As filed with the Securities and Exchange Commission on May 13, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

General Motors Company

(Exact name of registrant as specified in its charter)

Delaware	02-0756180
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Renaissance Center

Detroit, Michigan 48265-3000

(313) 556-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2016 EQUITY INCENTIVE PLAN

(Full title of the plan)

Jill E. Sutton

Deputy General Counsel and Corporate Secretary

General Motors Company

300 Renaissance Center

Detroit, Michigan 48265-3000

(313) 556-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Craig B. Glidden

Executive Vice President and General Counsel

General Motors Company

300 Renaissance Center

Detroit, Michigan 48265-3000

(313) 556-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	7,378,319 (2)	$30.81	$227,326,009	$22,892

(1)	Represents shares of Registrant’s common stock subject to issuance pursuant to performance stock units and restricted stock units outstanding under the 2016 Equity Incentive Plan.
(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act on the basis of the average of the high and low price per share of the Registrant’s common stock on May 9, 2016, as reported on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the Note to Part I of Form S-8, the information specified by Part I (Items 1 and 2) is omitted from this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

General Motors Company (“Company” or the “Registrant” or “we” or “General Motors”) hereby incorporates into this registration statement the following documents filed with the Securities and Exchange Commission (the “SEC”):

GM SEC Filings (File No. 001-34960)	Period
Annual Report on Form 10-K	Year ended December 31, 2015, as filed with the SEC on February 3, 2016, including the information incorporated by reference from the Company’s definitive Proxy Statement for its 2016 annual meeting of stockholders

Quarterly Report on Form 10-Q	Quarter ended March 31, 2016, as filed with the SEC on April 21, 2016

Current Reports on Form 8-K	Dates filed: January 4, 2016 (2 filed Forms 8-K), January 13, 2016 (excluding Item 7.01 and the exhibits furnished therewith), February 3, 2016 (excluding the Current Report on Form 8-K furnished pursuant to Item 2.02), February 23, 2016, March 8, 2016, and April 22, 2016

The description of the common stock set forth in the Company’s registration statement on Form 8-A filed November 10, 2010.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Unless expressly incorporated into this registration statement, to the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this registration statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities

The common stock being registered hereunder has been registered pursuant to Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, General Motors is empowered to indemnify its directors and officers as provided therein.

General Motors’ Restated Certificate of Incorporation, as amended (the “Certificate”), provides that no director shall be personally liable to General Motors or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to General Motors or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174, or any successor provision thereto, of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Under Article V of its Amended and Restated Bylaws (the “Bylaws”), General Motors shall indemnify and advance expenses to every director and officer (and to such person’s heirs, executors, administrators or other legal representatives) in the manner and to the full extent permitted by applicable law as it presently exists, or may hereafter be amended, against any and all amounts (including judgments, fines, payments in settlement, attorneys’ fees and other expenses) reasonably incurred by or on behalf of such person in connection with any threatened, pending or completed investigation, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), in which such director or officer was or is made or is threatened to be made a party or called as a witness or is otherwise involved by reason of the fact that such person is or was a director or officer of General Motors, or is or was serving at the request of General Motors as a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee, fiduciary or member or in any other capacity while serving as a director, officer, employee, fiduciary or member. General Motors shall not be required to indemnify a person in connection with a proceeding initiated by such person if the proceeding was not authorized by the Board of Directors of General Motors. General Motors shall pay the expenses of directors and officers incurred in defending any proceeding in advance of its final disposition (“advancement of expenses”); provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that by final judicial decision from which there is no further right of appeal the director or officer is not entitled to be indemnified under Article V of the Bylaws or otherwise. If a claim for indemnification or advancement of expenses by an officer or director under Article V of the Bylaws is not paid in full within ninety days after a written claim therefor has been received by General Motors, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, General Motors shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law. The rights conferred on any person by Article V of the Bylaws shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Board of Directors may, to the fullest extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at General Motors’ expense insurance: (a) to reimburse General Motors for any obligation which it incurs under the provisions of Article V of the Bylaws as a result of the indemnification of past, present or future directors, officers, employees, agents and any persons who have served in the past, are now serving or in the future will serve at the request of General Motors as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; and (b) to pay on behalf of or to indemnify such persons against liability in instances in which they may not otherwise be indemnified by the Company under the provisions of Article V of the Bylaws, whether or not General Motors would have the power to indemnify such persons against such liability under Article V of the Bylaws or under applicable law.

General Motors maintains directors’ and officers’ liability insurance under which its directors and officers are insured against loss (as defined by the terms of insurance) as a result of claims brought against them alleging breach of duty, neglect, error or misstatement while acting in such capacities.

In addition to the above described provisions in the Certificate and Bylaws, General Motors has entered into an indemnification agreement with each of its directors and executive officers, which provides, among other things, that General Motors will indemnify and defend each such person to the fullest extent permitted by law, subject to certain conditions, against all expenses and certain other amounts actually and reasonably incurred by such person in connection with proceedings in which such person is involved, or is threatened to become involved, by reason of any action or inaction by such person in his or her capacity as a director or officer of General Motors, or by reason of the fact that such person is or was serving at the request of General Motors as a director, officer, trustee, manager, member, fiduciary, employee or agent of any other organization or enterprise. The indemnification agreement also requires General Motors to advance expenses incurred by such person in connection with the investigation, defense, or appeal of any such proceedings. Additionally, in any proceeding for which indemnification is not otherwise available, the indemnification agreement requires General Motors to contribute to the indemnifiable losses based on the relative benefits received by, and/or the losses and relative faults of, the indemnitee and General Motors.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

A list of exhibits filed with this registration statement on Form S-8 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 9. Undertakings

1.	The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) Provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Detroit, Michigan, on May 13, 2016.

General Motors Company

By:	/s/ JILL E. SUTTON
Jill E. Sutton
Deputy General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Craig B. Glidden, Jill E. Sutton, and Thomas S. Timko, and each of them, as his or her true and lawful attorney in fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney in fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney in fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARY T. BARRA	Chairman and Chief Executive Officer	May 13, 2016
Mary T. Barra	(Principal Executive Officer)

/s/ CHARLES K. STEVENS III	Executive Vice President and Chief Financial Officer	May 13, 2016
Charles K. Stevens III	(Principal Financial Officer)

/s/ THOMAS S. TIMKO	Vice President, Controller and Chief Accounting Officer	May 13, 2016
Thomas S. Timko	(Principal Accounting Officer)

/s/ THEODORE M. SOLSO	Director	May 13, 2016
Theodore M. Solso

/s/ JOSEPH J. ASHTON	Director	May 13, 2016
Joseph J. Ashton

/s/ STEPHEN J. GIRSKY	Director	May 13, 2016
Stephen J. Girsky

/s/ LINDA R. GOODEN	Director	May 13, 2016
Linda R. Gooden

/s/ JOSEPH JIMENEZ	Director	May 13, 2016
Joseph Jimenez

/s/ KATHRYN V. MARINELLO	Director	May 13, 2016
Kathryn V. Marinello

/s/ MICHAEL G. MULLEN	Director	May 13, 2016
Admiral Michael G. Mullen, USN (ret.)

/s/ JAMES J. MULVA	Director	May 13, 2016
James J. Mulva

/s/ PATRICIA F. RUSSO	Director	May 13, 2016
Patricia F. Russo

/s/ THOMAS M. SCHOEWE	Director	May 13, 2016
Thomas M. Schoewe

/s/ CAROL M. STEPHENSON	Director	May 13, 2016
Carol M. Stephenson

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion and Consent of Fenwick & West LLP *

23.1	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP *

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1)

24.1	Power of Attorney (see page II-5 of this registration statement) *

99.1	2016 Equity Incentive Plan *

*	Filed herewith